Exhibit (m)(v) under N-1A
                                                      Exhibit 1 under 601/Reg SK




                                         EXHIBIT E

                                           to the

                                            Plan



                             Federated Income Securities Trust



                               FEDERATED CAPITAL INCOME FUND

                                       Class F Shares





     This Plan is adopted by Federated Income Securities Trust with respect to the Class of Shares of the Portfolio of the Trust set forth above.



     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Class F Shares of the Federated Capital Income Fund held during the month.



            Witness the due execution hereof this 1st day of December, 2002.



                                    FEDERATED INCOME SECURITIES TRUST





                                    By:  /s/ J. Christopher Donahue

                                    Name:  J. Christopher Donahue

                                    Title:  President